Exhibit 10.2

LIMITED CONSENT AND SECOND AMENDMENT TO LOAN AGREEMENT AND AMENDMENT No. 3 TO LIMITED CONSENT TO LOAN AGREEMENT AND FORBEARANCE AGREEMENT

This Limited Consent and Second Amendment to Loan Agreement Consent and Amendment No. 3 to Limited Consent to Loan Agreement and Forbearance Agreement (this “Agreement”), dated as of August 24, 2016, is among KEY ENERGY SERVICES, INC., a Maryland corporation (the “Company”), KEY ENERGY SERVICES, LLC, a Texas limited liability company (“Key Energy LLC”, and together with the Company, collectively, “Borrowers”), certain subsidiaries of the Borrowers as Guarantors, Lenders and Co-Collateral Agents party to this Agreement and BANK OF AMERICA, N.A., a national banking association, as administrative agent for the Lenders (in such capacity, “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, Borrowers, certain subsidiaries of Borrowers as Guarantors from time to time party thereto, the Lenders from time to time party thereto, the Administrative Agent, and Bank of America, N.A. and Wells Fargo Bank, National Association, as Co-Collateral Agents, are parties to that certain Loan and Security Agreement dated as of June 1, 2015 (as amended, supplemented, restated or otherwise modified from time to time, the “Loan Agreement”; capitalized terms not otherwise defined herein having the definitions provided therefor in the Loan Agreement) and to certain other documents executed in connection with the Loan Agreement;

WHEREAS, Borrowers, certain subsidiaries of Borrowers as Guarantors, the Lenders party thereto, and the Administrative Agent are parties to that certain Limited Consent to Loan Agreement and Forbearance Agreement, dated as of May 11, 2016 (the “Limited Consent and Forbearance Agreement”);

WHEREAS, substantially concurrently herewith, Borrowers are entering into a Plan Support Agreement, an executed copy of which is attached as Exhibit A (the “Plan Support Agreement”);

WHEREAS, the Borrowers have requested that the Lenders consent to the prepayment of the Term Loans in an amount of up to $10,000,000 (of which $9,859,637.11 will be applied to pay the principal amount thereof and $140,362.89 will be applied in payment of accrued but unpaid interest thereon) (such payment, the “Specified Term Loan Repayment”);

WHEREAS, the Lenders are willing to provide such consent on terms and subject to conditions set forth herein;

WHEREAS, the Borrowers have further requested that the Lenders and the Administrative Agent amend the Limited Consent and Forbearance Agreement as set forth herein; and

WHEREAS, the Lenders and the Administrative Agent are willing to so amend the Limited Consent and Forbearance Agreement on terms and subject to conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

NOW, THEREFORE, the parties hereto agree as follows:

1. Limited Consent. Notwithstanding anything to the contrary contained in the Loan Agreement, Administrative Agent and the Lenders signatory hereto constituting Required Lenders hereby consent to the Specified Term Loan Repayment, provided that (i) the Specified Term Loan Repayment is made on or before August 25, 2016 and (ii) no proceeds of Revolver Loans are used to fund the Specified Term Loan Repayment.

The consent contained in this Section 1 is limited and (i) shall only be relied upon and used for the specific purpose set forth herein, (ii) shall not constitute nor be deemed to constitute a waiver of (a) any Default or Event of Default or (b) any term or condition of the Loan Agreement and the other Loan Documents, (iii) shall not constitute nor be deemed to constitute a consent by the Administrative Agent or any Lender to anything other than the specific purpose set forth herein and (iv) shall not constitute a custom or course of dealing among the parties hereto.

2. Amendments to the Loan Agreement. The Loan Agreement is hereby amended as follows:

2.1 Section 1.1 of the Loan Agreement is amended by

(a) deleting the percentage “103%” in the definition of “Cash Collateralize” and inserting the percentage “105%” in lieu thereof; and

(b) inserting the following new defined term in its appropriate alphabetical order:

“Plan Support Agreement: as defined in that certain Limited Consent and Second Amendment to Loan Agreement and Amendment No. 3 to Limited Consent to Loan Agreement and Forbearance Agreement, dated as of August 24, 2016, 2016, among Borrowers, Guarantors, the Administrative Agent and Lenders party thereto (the “Limited Consent and Second Amendment and Amendment No. 3 to Forbearance Agreement”).”

2.2 Section 2.2 of the Loan Agreement is amended and restated to read in its entirety as follows:

“2.2. Termination of Obligations to Extend Credit.

2.2.1 Termination of Obligations to Extend Credit. Notwithstanding anything in this Section 2, in this Agreement or in any other Loan Document to the contrary, effective 11:59 p.m. (Central Time) on August 24, 2016 (the “Credit Extension Termination Time”), all obligations of the Administrative Agent, Issuing Banks and Lenders to fund any Loans, issue or arrange for issuance of any Letters of Credit, increase, renew, extend or otherwise amend any existing Letter of Credit, or otherwise extend any credit or financial accommodations under this Agreement or any other Loan Documents, shall each automatically terminate without any further action or notice from any party; provided, that, with respect to any Letter of Credit outstanding as of the Credit Extension Termination Time that has a stated termination date in 2016 (each such Letter of Credit, a “Specified Letter of Credit”), the Issuing Banks agree, following a receipt of an LC Application, to either (A) send to the applicable beneficiary an amendment to the applicable Specified Letter of Credit that amends its expiry date to March 31, 2017 or (B) as long as the existing Specified Letter of Credit has been validly cancelled prior thereto, issue a new Letter of Credit in replacement of the cancelled Specified Letter of

Credit which has the same terms as the cancelled Specified Letter of Credit but for the expiry date which will be March 31, 2017 (the first such extension of an expiry date as to each such Specified Letter of Credit, the “Contemplated Extension”). Notwithstanding any of the foregoing to the contrary, each of the Lenders and the Borrowers hereby irrevocably authorizes the Issuing Banks to, in their discretion after the Credit Extension Termination Time, either deliver to the beneficiary of any “evergreen” Letter of Credit a notice of a non-renewal of such Letter of Credit, which notice such Issuing Bank may deliver at such time as such Issuing Bank elects, or refrain from delivering such notice and therefore effectively renew such “evergreen” Letter of Credit; provided that, except with respect to any Contemplated Extension, at least 15 Business Days prior to the date a non-renewal notice must be delivered pursuant to the terms of the applicable “evergreen” Letter of Credit (or such shorter period of time agreed to by each Co-Collateral Agent), the applicable Issuing Bank shall deliver a written notice to the Co-Collateral Agents that it intends to refrain from delivering a non-renewal notice, and if the Co-Collateral Agents do not approve in writing (which may be by email) such renewal (or if either of them confirms that it does not approve such renewal (which confirmation may be by email)) within five Business Day of receiving the applicable Issuing Bank’s notice, such Issuing Bank shall deliver a non-renewal notice to the beneficiary of such “evergreen” Letter of Credit prior to the requisite date such non-renewal notice must be delivered. No Issuing Bank Indemnitee shall be liable or otherwise responsible to any Lender, Borrower or other Person for such Issuing Bank’s delivery of a non-renewal notice or for refraining from delivering a non-renewal notice with respect to any “evergreen” Letters of Credit issued by it in accordance with the foregoing, and the Lenders acknowledge and agree that each such “evergreen” Letter of Credit extended (or not extended, as the case may be) pursuant to the foregoing shall be deemed to be and constitute a Letter of Credit that is permitted to be issued and extended (or not extended, as the case may be) under this Agreement and that each Lender has irrevocably and unconditionally purchased such Lenders’ Pro Rata participations in all LC Obligations with respect thereto each “evergreen” Letter of Credit that is as so extended (or not extended, as the case may be).

2.2.2 Continuing Rights and Obligations. Notwithstanding anything in this Section 2, in this Agreement or in any other Loan Document to the contrary, all provisions of the Loan Documents that by their terms survive any termination in whole or in part of the obligation to extend credit hereunder, including all affirmative covenants in Section 10.1, all negative covenants in Section 10.2, Section 10.3, Sections 2.3, 3.2.2, 3.4, 3.6, 3.7, 3.9, 5.5, 5.9, 5.10, 13, 15.2, Section 4.6, and each indemnity or waiver given by any Obligor or Lender under any Loan Document, shall survive the termination of the obligations of Administrative Agent, Issuing Banks and Lenders pursuant to this Section.

2.2.3 Lenders’ Participation in the Existing Letters of Credit. It is understood and agreed that Lenders’ obligations to make payments to the Administrative Agent for the account of Issuing Banks on account of Lenders’ Pro Rata participations in all LC Obligations with respect to the Letters of Credit outstanding as of the Credit Extension Termination Time (including those Letters of Credit listed on Schedule 2.2 hereto), whether pursuant to Sections 2.3.2(b) and (c) or otherwise, shall continue and be of full force and effect at all times as long as such Letters of Credit remain outstanding, including following the Credit Extension Termination Time, the commencement of the Chapter 11 Cases referenced in the Plan Support Agreement or any other Event of Default described in Section 12.1(h).”

2.3 Section 2.3.2(a) of the Loan Agreement is amended and restated to read in its entirety as follows:

“(a) If Issuing Bank honors any request for payment under a Letter of Credit, Borrowers shall pay to Issuing Bank, on the same day (“Reimbursement Date”), the amount paid by Issuing Bank under such Letter of Credit, together with interest at the interest rate for Base Rate Revolver Loans plus an additional two percent (2%) (for the avoidance of doubt, such interest rate shall be the Base Rate plus 5.5%) from the Reimbursement Date until payment by Borrowers. The obligation of Borrowers to reimburse Issuing Bank for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid under any and all circumstances whatsoever, including: (i) any lack of validity, enforceability, or legal effect of any Letter of Credit or this Agreement or any term or provision therein or herein; (ii) payment against presentation of any draft, demand or claim for payment under any Drawing Document which proves to be fraudulent, forged, or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit; (iii) Issuing Bank or any of its branches or affiliates being the beneficiary of any Letter of Credit; (iv) Issuing Bank or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of Credit; (v) the existence of any claim, set-off, defense or other right that any Borrower or any of its Subsidiaries may have at any time against any beneficiary, any assignee of proceeds, Issuing Bank or any other Person; (vi)any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2.3.2(a), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, any Borrower’s or any of its Subsidiaries’ reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Letter of Credit, whether against Issuing Bank, the beneficiary or any other Person; or (vii) the fact that any Default or Event of Default shall have occurred and be continuing. Whether or not Borrower Agent submits a Notice of Borrowing, Borrowers shall be deemed to have requested a Borrowing of Base Rate Revolver Loans (with interest at the interest rate for Base Rate Revolver Loans plus an additional two percent (2%) (for the avoidance of doubt, such interest rate shall be the Base Rate plus 5.5%)) in an amount necessary to pay all amounts due Issuing Bank on any Reimbursement Date and each Lender shall fund its Pro Rata share of such Borrowing whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.”

2.4 Section 3.1.1(a) of the Loan Agreement is amended and restated to read in its entirety as follows:

“(a) The Obligations shall bear interest (i) if a Base Rate Loan, at the Base Rate in effect from time to time, plus the Applicable Margin; (ii) if a LIBOR Loan, at

LIBOR for the applicable Interest Period, plus the Applicable Margin; and (iii) if any other Obligation not paid when due (including, to the extent permitted by law, interest not paid when due), at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Revolver Loans; provided that, notwithstanding the foregoing, Obligations of Borrowers to reimburse Issuing Bank for any payment made under a Letter of Credit shall bear interest as set forth in Section 2.3.2(a) hereof”.

2.5 Section 3.2.1 of the Loan Agreement is amended and restated to read in its entirety as follows:

“3.2.1 Unused Line Fee. Borrowers shall pay to Administrative Agent, for the Pro Rata benefit of Lenders, a fee equal to the Unused Line Fee Rate times the amount by which the Revolver Commitments exceed the average daily Revolver Usage during any quarter; provided, that in lieu of the foregoing, from and after the Credit Extension Termination Time until the date of any bankruptcy filing by or with respect to any Borrower, Borrowers shall pay to Administrative Agent, for the Pro Rata benefit of Lenders, a per diem fee equal to $2,134.49. Such fee shall be due and payable in arrears, on the first day of each calendar quarter, on date of the Credit Extension Termination Time, and on the date of any bankruptcy filing by or with respect to any Borrower.”

2.6 Section 4.6 of the Loan Agreement is amended to restate the first sentence thereof to read in its entirety as follows:

On the effective date of the termination of all Commitments (other than in accordance with Section 2.2 hereof), the Obligations shall be immediately due and payable, and each Secured Bank Product Provider may terminate its Bank Products to the extent permitted by the agreements covering such Bank Products

2.7 Section 12.1(a) of the Loan Agreement is amended and restated to read in its entirety as follows:

“(a) (i) Any Borrower fails to pay principal on any Loan when due (whether at stated maturity, on demand, upon acceleration or otherwise), (ii) any Borrower fails to pay the applicable Issuing Bank on the same day (or by 11:00 am Central time on the next Business Day with respect to draws as to which Borrowers receive notice of such draws after 3:00 pm Central time) such Issuing Bank honors any request for payment under a Letter of Credit the amount paid by such Issuing Bank under such Letter of Credit, or (iii) any Borrower fails to pay any interest, fee or any other Obligation, and such failure continues unremedied for a period of three (3) Business Days (it being understood and agreed that following an entry of a cash collateral order by the Bankruptcy Court (as defined in Plan Support Agreement) as contemplated by the Plan Support Agreement, failure by any Borrower to pay the Issuing Banks the amount paid by the Issuing Banks under the Letters of Credit and failure by any Borrower to pay any interests or fees shall be governed by the terms and provisions of such cash collateral order);”

2.8 Section 15.2 of the Loan Agreement is amended and restated to read in its entirety as follows:

“15.2 Indemnity.

EACH BORROWER SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ASSERTED BY ANY OBLIGOR OR OTHER PERSON AND, IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE OR SOLE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim (a) that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result directly from the bad faith, gross negligence or willful misconduct of such Indemnitee or (b) arises out of or is in connection with any claim, litigation, loss or proceeding not involving an act or omission of any Borrower or any of its Affiliates and that is brought by an Indemnitee against another Indemnitee (other than against any Agent in its capacity as such); and Claims consisting of attorneys’ fees and expenses incurred by the Indemnitees will be limited to (a) the reasonable and documented fees, disbursements and other charges of no more than one firm of counsel to the Indemnitees taken as a whole (including Wells Fargo Bank, National Association, in its capacity as a Co-Collateral Agent, as an Issuing Bank, and as a Lender) and one firm of local counsel to the Indemnitees taken as a whole in each appropriate jurisdiction and, in the case of an actual or potential conflict of interest as determined by the affected Indemnitee Party, one additional counsel to such affected Indemnitee and (b) the reasonable and documented fees, disbursements and other charges of one firm of special counsel to Wells Fargo Bank, National Association, in its capacity as a Co-Collateral Agent and as an Issuing Bank.”

2.9 Schedule 2.2 to this Agreement is inserted in the Loan Agreement as Schedule 2.2 to the Loan Agreement.

3. Amendment to Limited Consent and Forbearance Agreement. The Limited Consent and Forbearance Agreement is hereby amended by:

3.1 amending and restating Section 2.1 thereof to read in its entirety as follows:

“2.1 Effective as of the date hereof, Administrative Agent and the Lenders signatory hereto, constituting Required Lenders, hereby agree that until the expiration or termination of the Forbearance Period, they will temporarily forbear from exercising default-related rights and remedies against the Borrowers or any other Obligor solely with respect to (i) the Alleged Asset Coverage Ratio Default and any failure to satisfy Section 10.3.2 of the Loan Agreement from and after September 30, 2016; (ii) the accuracy of any Compliance Certificate insofar as it concerns the Asset Coverage Ratio as of March 31, 2016; (iii) from and after the date of any payment pursuant to the FCPA Resolution (as defined below), failure to satisfy the financial covenants contained in Section 10.3.3 of the Loan Agreement and any default arising pursuant to Section 12.1(j) of the Loan Agreement, (iv) from and after the Credit Extension Termination Time, any failure to comply with Section 10.3.1 of the Loan Agreement; (v) any cross-default to the Term Loan Agreement or Senior Notes Indenture arising from matters that are subject to the forbearance pursuant to Section 12 of the Plan Support Agreement for so long as such forbearance shall remain in effect (collectively, the “Subject Defaults”); provided, however, that nothing herein shall restrict, impair or otherwise affect any Lender’s or the Administrative Agent’s rights and remedies under any agreements (including, without limitation, the Intercreditor Agreement) containing subordination provisions in favor of any or all of the Lenders or the Administrative Agent (including, without limitation, any rights or remedies available to the Lenders or the Administrative Agent as a result of the occurrence or continuation of the Alleged Asset Coverage Ratio Default) or amend or modify any provision thereof. As used herein, “FCPA Resolution” means the valid and binding cease and desist order entered by the SEC on August 11, 2016 and effective as of August 11, 2016.”

3.2 amending and restating Section 2.2 thereof to read in its entirety as follows:

“2.2 As used herein, the term “Forbearance Period” shall mean the period beginning on the date hereof and ending on the earlier to occur of (the occurrence of clause (i) or (ii), a “Termination Event”): (i) any Forbearance Default (as hereinafter defined) or (ii) November 1, 2016 at 11:59 p.m. New York time. As used herein, the term “Forbearance Default” shall mean (A) the occurrence of any Default or an Event of Default other than the Subject Defaults, (B) the failure of any Borrower or any other Obligor to comply timely with any term, condition, or covenant set forth in this Agreement, (C) the failure of any representation or warranty made by any Borrower or any other Obligor under or in connection with this Agreement to be true and complete in all material respects as of the date hereof, (D) the repudiation and/or assertion of any defense by any Obligor with respect to this Agreement or any Loan Document or the pursuit of any claim by any Obligor against the Administrative Agent, any Issuing Bank, any Lender, or any other Indemnitee of any of the foregoing, and/or (E) the termination or expiration of any other forbearance granted by another creditor of any of the Obligors (including of the forbearance pursuant to Section 12(a) or Section 12(b) of the Plan Support Agreement) or taking of an enforcement action or other exercise of any or all rights and remedies (including delivery of any notice of default or event of default or similar notice) by any such creditor (including by the Term Loan Agent, any “Lender” under (and as defined in) the Term Loan Credit Agreement or any other holder of obligations under the Term Loan Credit Agreement or by any holder of obligations under the Senior Notes Indenture) or acceleration by such creditor of indebtedness owing to such creditor, including, without limitation, by the Term Loan Agent, any “Lender” under (and as defined in) the Term Loan Credit

Agreement or any other holder of obligations under the Term Loan Credit Agreement or by an holder of obligations under the Senior Notes Indenture.”

4. No Other Amendments or Waivers.

This Agreement, and the terms and provisions hereof, constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes any and all prior or contemporaneous amendments relating to the subject matter hereof. Except for the limited consent to the Loan Agreement expressly set forth in Section 1 hereof, the amendments to the Loan Agreement expressly set forth in Section 2 hereof and the amendments to the Limited Consent and Forbearance Agreement expressly set forth in Section 3 hereof, the Loan Agreement and the Limited Consent and Forbearance Agreement shall remain unchanged and in full force and effect. Except as expressly set forth in Section 1, Section 2 and Section 3 hereof, the execution, delivery, and performance of this Agreement shall not operate as a waiver of or as an amendment of, any right, power, or remedy of Administrative Agent or the Lenders under the Limited Consent and Forbearance Agreement, the Loan Agreement or any of the other Loan Documents as in effect prior to the date hereof, nor constitute a waiver of any provision of the Limited Consent and Forbearance Agreement, the Loan Agreement or any of the other Loan Documents. The agreements set forth herein are limited to the specifics hereof, shall not apply with respect to any facts or occurrences other than those on which the same are based, shall not excuse future non-compliance under the Limited Consent and Forbearance Agreement, the Loan Agreement or other Loan Documents, and shall not operate as a consent to any further or other matter, under the Loan Documents.

5. Use of Cash Collateral.

By their signatures below, Administrative Agent and the Lenders signatory hereto constituting Required Lenders hereby (a) consent to the use of cash collateral on the terms set forth in Exhibit 2 to the Plan Term Sheet (as defined in the Plan Support Agreement) as in effect on the date hereof (the “Cash Collateral Order Term Sheet”) in connection with a chapter 11 bankruptcy filing by the Borrowers as contemplated by the Plan Support Agreement and (b) acknowledge and agree that the consent of the Term Loan Agent (as defined in the Plan Support Agreement) and the Supporting Term Lenders (as defined in the Plan Support Agreement) to use of cash collateral is contingent on the provisions set forth in the Cash Collateral Order Term Sheet as in effect on the date hereof being reflected in the cash collateral orders entered by the Bankruptcy Court (as defined in the Plan Support Agreement) in a manner reasonably satisfactory to the Term Loan Agent and the Required Consenting Term Lenders (as defined in the Plan Support Agreement), and agree, for so long as this Agreement is in effect, to use commercially reasonable efforts to cause the provisions on the Cash Collateral Order Term Sheet as in effect on the date hereof to be reflected in the cash collateral orders entered by the Bankruptcy Court in a manner reasonably satisfactory to the Term Loan Agent and the Required Consenting Term Lenders and not to consent to the entry of any cash collateral orders that fail to include the provisions set forth on the Cash Collateral Order Term Sheet as in effect on the date hereof in a manner reasonably satisfactory to the Term Loan Agent the Required Consenting Term Lenders (this paragraph being the “Cash Collateral Provision”).

The Term Loan Agent and the Supporting Creditors (as defined in the Plan Support Agreement) are express third party beneficiaries of the Cash Collateral Provision and this Section, and the terms and provisions of this Section expressly inure to the benefit of the Term Loan Agent and the Supporting Creditors, who shall be entitled to rely on and enforce the provisions of this Section.

The Administrative Agent and the Lenders agree that money damages would be an insufficient remedy for any breach of this Section and the Term Loan Agent and the Supporting Creditors, as applicable, shall be entitled to specific performance and injunctive or other equitable relief, including attorneys’ fees and costs, as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring the applicable party to comply promptly with any of its obligations hereunder, and each of the Administrative Agent and the Lenders, and by acceptance of the benefits of this Section, the Term Loan Agent and the Supporting Creditors, as applicable, agree to waive any requirement for the securing or posting of a bond in connection with such remedy, as the sole remedy to which such non-breaching party will be entitled, at law or in equity. Each of the Administrative Agent and the Lenders, and by acceptance of the benefits of this Section, the Term Loan Agent and the Supporting Creditors, agree that such relief will be their only remedy against the applicable other party with respect to any such breach, and that in no event will the Administrative Agent and the Lenders or the Term Loan Agent and the Supporting Creditors be liable for monetary damages (including consequential, special, indirect or punitive damages or damages for lost profits) other than attorneys’ fees and costs.

Notwithstanding anything to the contrary contained in this Agreement, this Section may not be amended, supplement, waived or otherwise modified without the prior written consent of the Term Loan Agent and the Supporting Creditors.

6. Conditions Precedent. The effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent on the date hereof:

6.1 Execution of Agreement. Each Obligor, Administrative Agent, Issuing Banks and the Required Lenders shall have duly executed and delivered this Agreement.

6.2 Accuracy of Representations and Warranties. All representations and warranties contained in Section 5 hereof shall be true and correct in all respects.

6.3 Plan Support Agreement. Receipt by the Administrative Agent of evidence reasonably satisfactory to Administrative Agent that the Plan Support Agreement has been entered into by all requisite parties thereto.

6.4 Amendment Fee. Receipt by the Administrative Agent, for the benefit of each Lender that executes and delivers a counterpart of this Agreement by 5:00 p.m. (Central Time) on August 25, 2016 (each such Lender, a “Consenting Lender”), in an amount equal to the product of each such Consenting Lender’s Revolver Commitment (as in effect immediately prior to the effectiveness of this Agreement) multiplied by 0.0025.

7. Representations and Warranties. Each Obligor hereby jointly and severally represents and warrants to Administrative Agent and Lenders, that

7.1 the execution, delivery and performance by the Obligors of this Agreement:

(a) are within each Obligor’s corporate, limited liability company or partnership powers, as applicable, and have been duly authorized by all necessary corporate, limited liability company or partnership, as applicable, and, if required, equity holder action (including, without limitation, any action required to be taken by any class of directors or other governing body of any Obligor or any other Person, whether interested or disinterested, in order to ensure the due authorization of the execution, delivery and performance by the Obligors of this Agreement);

(b) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including shareholders or other equity holders or any class of directors or other governing body, whether interested or disinterested, of any Obligor or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby, except such as have been obtained or made and are in full force and effect other than those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder, or could not reasonably be expected to have a Material Adverse Effect,

(c) will not violate any Sanctions and Applicable Law or any Organic Documents of any Obligor or any Restricted Subsidiary, or any order of any Governmental Authority,

(d) will not violate or result in a default under any Material Contract, or give rise to a right thereunder to require any payment to be made by any Obligor or any Restricted Subsidiary and

(e) will not result in the creation or imposition of any Lien on any Property of any Obligor or any Restricted Subsidiary (other than the Liens created by the Loan Documents);

7.2 this Agreement has been duly executed and delivered by such Obligor and constitutes a legal, valid and binding obligation of such Obligor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law; and

7.3 no Default or Event of Default has occurred and is continuing.

8. Reaffirmation. Each of the Obligors hereby confirms its respective guarantees, pledges, grants of security interests and other obligations, as applicable, under and subject to the terms of each of the Loan Documents to which it is party, and agrees that such guarantees, pledges, grants of security interests and other obligations, and the terms of each of the Loan Documents to which it is a party, are not impaired or affected in any manner whatsoever and shall continue to be in full force and effect. Each Obligor acknowledges and agrees that any of the Loan Documents to which it is a party or otherwise bound shall continue in full force and effect, effect and that all of its obligations thereunder (other than as expressly amended hereby) shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Agreement.

9. General Release; Indemnity.

9.1 In consideration of, among other things, the Administrative Agent’s, Issuing Banks’ and the Lenders’ execution and delivery of this Agreement, each of Borrowers and the other Obligors, on behalf of itself and its agents, representatives, officers, directors, advisors, employees, subsidiaries, affiliates, successors and assigns (collectively, “Releasors”), hereby forever agrees and covenants not to sue or prosecute against any Releasee (as hereinafter defined) and hereby forever waives, releases and discharges, to the fullest extent permitted by law, each Releasee from any and all claims (including, without limitation, crossclaims, counterclaims, rights of set-off and recoupment), actions, causes of action, suits, debts, accounts, interests, liens, promises, warranties, damages and consequential damages, demands, agreements, bonds, bills, specialties, covenants, controversies, variances, trespasses, judgments, executions, costs, expenses or claims whatsoever, that such Releasor now has or hereafter may have, of whatsoever nature and kind, whether known or unknown, whether now existing or hereafter arising, whether arising at law or in equity (collectively, the “Claims”), against any or all of the Administrative Agent, Co-Collateral Agents, Issuing Banks, Lenders and other Secured Parties (sometimes referred to herein individually as a “Lender Party,” and collectively as the “Lender Parties”) in any capacity and their respective affiliates, subsidiaries, shareholders and “controlling persons” (within the meaning of the federal securities laws), and their respective successors and assigns and each and all of the officers, directors, employees, agents, attorneys, advisors and other representatives of each of the foregoing (collectively, the “Releasees”), based in whole or in part on facts, whether or not now known, existing on or before the date of this Agreement, that relate to, arise out of or otherwise are in connection with: (i) any or all of the Obligations, Loan Documents or transactions contemplated thereby or any actions or omissions in connection therewith or (ii) any aspect of the dealings or relationships between or among the Borrowers and the other Obligors, on the one hand, and any or all of the Lender Parties, on the other hand, relating to any or all of the obligations, documents, transactions, actions or omissions referenced in clause (i) hereof, but only to the extent such dealings or relationships relate to any or all of the obligations, documents, transactions, actions or omissions referenced in clause (i) hereof. In entering into this Agreement, each Borrower and each other Credit Party consulted with, and has been represented by, legal counsel and expressly disclaims any reliance on any representations, acts or omissions by any of the Releasees and hereby agrees and acknowledges that the validity and effectiveness of the releases set forth above do not depend in any way on any such representations, acts and/or omissions or the accuracy, completeness or validity thereof. The provisions of this Section shall survive the termination of this Agreement, the Loan Agreement, the other Loan Documents and the Full Payment of the Obligations.

9.2 Borrowers and other Obligors each hereby agrees that it shall be, jointly and severally, obligated to indemnify and hold the Releasees harmless with respect to any and all liabilities, obligations, losses, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by the Releasees, or any of them, whether direct, indirect or consequential, as a result of or arising from or relating to any proceeding by or on behalf of any Person, including, without limitation, the respective officers, directors, agents, trustees, creditors, partners or shareholders of any Borrower, any other Obligor, or any of their respective Subsidiaries, whether asserted or unasserted, in respect of any claim for legal or equitable remedy under any statue, regulation or common law principle arising from or in connection with the negotiation, preparation, execution, delivery, performance, administration and enforcement of or relating to the Obligations, the Loan Agreement, the other Loan Documents, this Agreement or any other document executed and/or delivered in connection herewith or therewith; provided, that neither any Borrower nor any other Obligor shall have any obligation to indemnify or hold harmless any Releasee hereunder with respect to liabilities to the extent they result from the gross negligence or willful misconduct of any Releasee as finally determined by a court of competent jurisdiction. If and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrowers and other Obligors each agrees to make the maximum contribution to the payment and satisfaction thereof that is permissible under applicable law. The foregoing indemnity shall survive the termination of this Agreement, the Loan Agreement, the other Loan Documents and the Full Payment of the Obligations.

9.3 Each of Borrowers and other Obligors, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by any Borrower or any other Obligor pursuant to Section 7.1 hereof. If any Borrower, any other Obligor or any of its successors, assigns or other legal representatives violates the foregoing covenant, Borrowers and other Obligors, each for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.

10. Miscellaneous.

10.1 Captions. Section captions used in this Agreement are for convenience only, and shall not affect the construction of this Agreement.

10.2 Governing Law. UNLESS EXPRESSLY PROVIDED IN ANY LOAN DOCUMENT, THIS AGREEMENT AND ALL CLAIMS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES EXCEPT FEDERAL LAWS RELATING TO NATIONAL BANKS.

10.3 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of this Agreement shall remain in full force and effect.

10.4 Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and assigns, and shall inure to the sole benefit of the parties and their respective successors and assigns.

10.5 References. Any reference to the Limited Consent and Forbearance Agreement and the Loan Agreement contained in any notice, request, certificate, or other document executed concurrently with or after the execution and delivery of this Agreement shall be deemed to include this Agreement unless the context shall otherwise require.

10.6 Loan Document. This Agreement shall be deemed to be and shall constitute a Loan Document.

10.7 Continued Effectiveness. Notwithstanding anything contained herein, the terms of this Agreement are not intended to and do not serve to effect a novation as to the Loan Agreement. The Limited Consent and Forbearance Agreement, the Loan Agreement and each of the Loan Documents remain in full force and effect.

10.8 Entire Agreement. This Agreement constitutes the entire agreement, and supersede all prior understandings and agreements, among the parties relating to the subject matter thereof.

10.9 Counterparts; Execution. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Administrative Agent has received counterparts bearing the signatures of all parties hereto. Delivery of a signature page of this Agreement by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of such agreement. Any signature, contract formation or record-keeping through electronic means shall have the same legal validity and enforceability as manual or paper-based methods, to the fullest extent permitted by Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS:

KEY ENERGY SERVICES, INC.

By	/s/ J. Marshall Dodson
Name:	J. Marshall Dodson
Title:	SVP, CFO and Treasurer

KEY ENERGY SERVICES, LLC.

By	/s/ J. Marshall Dodson
Name:	J. Marshall Dodson
Title:	SVP, CFO and Treasurer

GUARANTOR:

KEY ENERGY MEXICO, LLC

By	/s/ J. Marshall Dodson
Name:	J. Marshall Dodson
Title:	SVP, CFO and Treasurer

[Signature Page to Limited Consent and Second Amendment to

Loan Agreement Consent and

Amendment No. 3 to Limited Consent to Loan Agreement and Forbearance Agreement]

ADMINISTRATIVE AGENT AND LENDERS:

BANK OF AMERICA, N.A., as Administrative Agent, Issuing Bank and a Lender

By	/s/ Brandon Watkins
Name:	Brandon Watkins
Title:	Senior Vice President

[Signature Page to Limited Consent and Second Amendment to

Loan Agreement Consent and

Amendment No. 3 to Limited Consent to Loan Agreement and Forbearance Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender and Issuing Bank

By	/s/ Nathan McIntosh
Name:	Nathan McIntosh
Title:	Duly Authorized Signer

[Signature Page to Limited Consent and Second Amendment to

Loan Agreement Consent and

Amendment No. 3 to Limited Consent to Loan Agreement and Forbearance Agreement]

Exhibit A

Plan Support Agreement

(to be attached)

SCHEDULE 2.2

to

Loan and Security Agreement

OUTSTANDING LETTERS OF CREDIT

Applicant	Beneficiary	Issuer	LC#	Expiry Date	Amount
Key Energy Services, Inc.	Highlands Insurance	Wells Fargo Bank, National Association	NTS610035	December 1, 2016	$150,000.00
Key Energy Services, Inc.	Liberty Mutual Insurance	Wells Fargo Bank, National Association	NTS610034	November 30, 2016	$9,643,788.00
Key Energy Services, Inc.	ACE Insurance	Wells Fargo Bank, National Association	NTS651695	November 30, 2016	$28,488,900.00
Key Energy Services, LLC.	Bond Safeguard Insurance Company and/or Lexon Insurance Company and/or Boston Indemnity Group and/or Ironshore Specialty Insurance Company and/or Ironshore Indemnity, Inc.	Bank of America, N.A.	68123768	February 10, 2017	$244,000.00